Results of November 11, 2004 and January 10, 2005 shareholder meetings
(Unaudited)

A special meeting of shareholders of the Trust and of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected with all funds of Trust voting together as a single class, as follows:

					Votes		Votes
					For 		Withheld

Jameson A. Baxter 		351,082,065 		15,622,118
Charles B. Curtis 		351,042,753 		15,661,430
Myra R. Drucker 		351,151,144 		15,553,039
Charles E. Haldeman, Jr. 	350,979,606 		15,724,577
John A. Hill 			351,040,950 		15,663,233
Ronald J. Jackson 		351,254,461 		15,449,722
Paul L. Joskow 			351,030,830 		15,673,353
Elizabeth T. Kennan 		350,906,062 		15,798,121
John H. Mullin, III 		350,923,813 		15,780,370
Robert E. Patterson 		351,083,286 		15,620,897
George Putnam, III 		350,862,830 		15,841,353
A.J.C. Smith* 			350,695,153 		16,009,030
W. Thomas Stephens 		351,105,688 		15,598,495
Richard B. Worley 		351,249,835 		15,454,348

* Mr. Smith resigned from the Board of Trustees on January 14,
2005.

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

		Votes 		Votes
		For 		Against 		Abstentions
		51,759,886 	1,903,606		9,812,478



A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted borrowings are not prohibited was approved as follows:

			Votes 		Votes
			For 		Against 		Abstentions
			50,522,129 	2,408,746 		10,545,095

January 10, 2005 meeting
A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated, with all funds of the Trust voting together as a single class, as follows:

			Votes 		Votes
			For 		Against 		Abstentions
			257,778,273 	18,341,560 	97,931,582

All tabulations are rounded to nearest whole number.